SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K



                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                               July 22, 1996
                               -------------


                             COMSAT Corporation
             -------------------------------------------------
             (Exact name of Registrant as specified in Charter)


             District of Columbia        1-4929       52-0781863
             ------------------------ ----------- --------------
             (State or other juris-   (Commission   (IRS Employer
           diction of incorporation)  File Number) Identification
                                                   Number)


               6560 Rock Spring Drive, Bethesda, MD     20817
             ---------------------------------------   --------
             (Address of principal executive offices)  Zip Code


     Registrant's telephone number, including area code (301) 214-3000


                              Not applicable.
              ------------------------------------------------
       (Former name or former address, if changed since last report).

ITEM 5.  OTHER EVENTS

     Attached to this report as Exhibit 99.1, and incorporated by reference in this item, is a Press Release of the Corporation, distributed on July 19, 1996, announcing the resignation of Bruce Crockett as President and Chief Executive Officer and as a director of the Corporation. The release also announces that Betty C. Alewine has been elected by the Board of Directors to serve as President and Chief Executive Officer and as a director of the Corporation.

     Attached to this report as Exhibit 99.2, and incorporated by reference in this item, is a Press Release of the Corporation, distributed on July 19, 1996, announcing second quarter operating results and the status of the Corporation's assessment of strategic alternatives.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits (listed according to the number assigned in Item 601 of Regulation S-K).

Exhibit No.                            Description
- -----------                            -----------

    99.1 Press Release dated July 19, 1996 announcing resignation of the Corporation's President and the election of a successor.

    99.2 Press Release dated July 19, 1996 announcing second quarter operating results and the status of the Corporation's assessment of strategic alternatives.

                                 SIGNATURES
                                 ----------




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     COMSAT Corporation
                                     ------------------



                                         /s/Alan Korobov
                                     By: ---------------
                                         Alan Korobov
                                         Controller



Date:  July 19, 1996

                               EXHIBIT INDEX
                               --------------




    Exhibit No.                           Description
    -----------                           -----------


    99.1 Press Release dated July 19, 1996 announcing resignation of the Corporation's President and the election of a successor.

    99.2 Press Release dated July 19, 1996 announcing second quarter operating results and the status of the Corporation's assessment of strategic alternatives.

COMSAT CORPORATION NEWS RELEASE

FROM:             COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, MD 20817
PHONE:            301 214 3442
FAX:              301 214 7130
DATE:             July 19, 1996



For Immediate Release
- ---------------------


                    COMSAT Announces Resignation Of CEO,
                           Election Of Successor

     Bethesda, Md. -- COMSAT Corporation (NYSE: CQ) today announced that Bruce Crockett has resigned as president and chief executive officer and as a director of the Corporation, effective immediately, to pursue other business interests. The Board of Directors has elected Betty C. Alewine to serve as president and chief executive officer of the Corporation. Mrs. Alewine also was elected to the Corporation's Board of Directors.

     "Mrs. Alewine has exhibited exemplary leadership in managing the Corporation's core international telecommunications businesses over the past few years and, in the Board's view, is the person best qualified to lead the Corporation," said C. J. Silas, chairman of the Corporation's Board of Directors. Mrs. Alewine joined COMSAT in 1986, having previously been employed at MCI in a senior management capacity. Most recently, Mrs. Alewine has been the president of COMSAT International Communications
(CIC).

     "The CIC operating divisions under Mrs. Alewine's direction accounted for more than half of the Corporation's consolidated revenues and over' two-thirds of COMSAT's total operating income in 1995," said Silas. "Mrs. Alewine also has played a key role in COMSAT's efforts to restructure INTELSAT and Inmarsat, which continue to be a top priority of the Corporation, and her experience as a recent past Chairman of the INTELSAT Board of Governors remains invaluable to that initiative. Under her leadership, COMSAT's international ventures unit expanded its operations into 13 countries and experienced a twelve-fold increase in revenue in less than four years."

     "COMSAT's core strengths are in international telecommunications services and international ventures. The Corporation plans to concentrate its primary efforts on those businesses," stated Silas. "International communications is the fastest growing segment of the telecommunications industry, and COMSAT is ideally positioned to capitalize on those growth opportunities, given its long history and involvement in those markets.

                                -- more --


COMSAT and (graphic trademark) are the registered trademark of COMSAT
Corporation.

Annoucement of CEO Successor -- Page 2


     To leverage that experience and market position, the Corporation intends, over time, to deploy its capital into international telecommunications services and ventures. This could entail a further reduction in the Corporation's ownership interest in Ascent Entertainment Group, Inc. COMSAT's interest in Ascent is a valuable asset that can be monetized at the right time to achieve that objective." COMSAT currently owns 80.67 percent of Ascent's common stock.

     In a separate press release issued today, the Corporation also announced its earnings for the second quarter.

     A biography of Mrs. Alewine is attached to this press release.

     COMSAT Corporation is a global provider of communications services and products.

                                   # # #

CONTACT:
- -------
Press:
Janet Dewar          Vice President, Corporate Affairs           (301) 214-3442

Financial Community:
Allen Flower         Vice President and Chief Financial Officer  (301) 214-3660

                              Betty C. Alewine

     Betty C. Alewine is president and chief executive officer of COMSAT Corporation, an international telecommunications products and services company with annual revenues of $852 million.

     Mrs. Alewine became CEO in July 1996 after serving for the past two years as President of COMSAT International Communications (CIC), the company's largest operating unit, which includes COMSAT World Systems
(CWS), COMSAT Mobile Communications  (CMC), COMSAT Personal  Communications
(CPC) and COMSAT International Ventures (CIV). The operating divisions under her direction accounted for more than half of the Corporation's consolidated revenues and over two-thirds of COMSAT's total operating income in 1995.

     Under Mrs. Alewine's leadership, COMSAT's international ventures expanded operations to 13 countries and experienced a twelve-fold increase in revenues in less than four years. She has been the president of COMSAT Argentina, a wholly-owned subsidiary of COMSAT and also served on the boards of several other COMSAT foreign ventures.

     Mrs. Alewine has been a principal architect in the recent organizational restructuring and strategic realignment of COMSAT's mobile communications business, and she continues to be actively involved in COMSAT's efforts to restructure INTELSAT and Inmarsat, a top priority of the Corporation.

     From 1990-1995, Mrs. Alewine served as the United States' representative to the Board of Governors of the International Telecommunications Satellite Organization (INTELSAT). The INTELSAT Board of Governors is the body responsible for the strategic business, financial and operating decisions of the consortium. In June 1994, Mrs. Alewine was elected chairman of the Board of Governors for a one-year term, having served the previous year as vice chairman.

     Earlier at COMSAT, Mrs. Alewine served as vice president and general manager of COMSAT's INTELSAT Satellite Services (ISS) -- the forerunner to today's CWS -- where she built a marketing and operations organization prepared to meet growing competition in international satellite communications. Prior to that, she was vice president of sales and marketing for both ISS and Maritime Services.

     Mrs. Alewine joined COMSAT in 1986 from MCI where she was a senior national accounts manager. She began her career in sales and marketing management at Xerox Corporation.

     Mrs. Alewine is a member of the U.S. Department of State's Advisory Committee on International Communications and Information Policy. She is also on the Inter-American Development Bank Advisory Council.

COMSAT CORPORATION NEWS RELEASE

FROM:             COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, MD 20817
PHONE:            301 214 3442
FAX:              301 214 7130
DATE:             July 19, 1996



For Immediate Release
- ---------------------

                  COMSAT ANNOUNCES SECOND QUARTER RESULTS

     Bethesda, Md. -- COMSAT Corporation (NYSE: CQ) today reported second quarter 1996 net income of $5.8 million, or 12 cents per share, on revenues of $232.3 million. Although revenues increased $21.5 million vs. the second quarter last year, net income decreased by $16.2 million or 34 cents per share. EBITDA (earnings before interest, taxes, depreciation and amortization), the measure many analysts use to assess a company's performance, decreased one percent in the second quarter and was flat for the first half of 1996. Year-to-date net income was down $21.5 million or 46 cents per share.

     "While we anticipated continued competitive pressure on revenues from the digital services of our mobile communications business and some additional losses in our Russian venture, the magnitude of the earnings impact was greater than expected," said COMSAT Chairman C. J. "Pete" Silas. "We believe, however, that the actions now being implemented to address these problems will enable us to improve profitability over time and take greater advantage of the communications markets where we operate."

     "In our mobile communications business, we are striving to meet the competitive challenges by reducing prices and improving service quality," continued Silas. "We are also preparing to introduce Planet 1 (SM) service to the market later this year." He indicated, however, that although the company believes these actions will improve mobile communications revenues in the longer term, "lower service prices and the start-up costs of Planet 1 will lower operating results in the second half of this year."

     "In our Russian venture, we have installed a new management team to run the company based on the model of our successful Latin American companies," said Silas. "However, we now think the turnaround will take longer than anticipated."

     "Meanwhile, for CIV overall, the well established momentum in revenue growth continued," he added, "with both first- and second-quarter revenues increasing by 50 percent."

                                 -- more --

COMSAT and (graphic trademark) are the registered trademark of COMSAT
Corporation.

2ND QUARTER 1996 -- Page 2


     COMSAT RSI also posted a strong performance in the second quarter according to Silas. Second quarter revenue was 47 percent higher than the same period last year. About half the revenue increase came from two new wireless businesses acquired last year, Plexsys and JEFA, although there were gains throughout the division. COMSAT RSI also continued to increase its backlog which reached a new high of $231 million in the second quarter. When the pension curtailment gain of last year is excluded, COMSAT RSI also experienced an improvement in pre-tax income.

     Earlier this year, COMSAT and the U.S. Government together submitted a proposal to INTELSAT to restructure the consortium. Commenting on the momentum of the restructuring process, Silas said, "we are encouraged by the progress being made and the fact that the concepts now under consideration are generally supportive of the principles in our proposal." He noted that the restructuring process remains on schedule, with April 1997 still the target date for a decision by the INTELSAT Assembly of Parties.

     Silas said that operating losses in Ascent Entertainment reflected higher costs in the company's sports teams. These were partially offset by improved margins in the multimedia business. As previously reported (Ascent news release, July 18), Ascent expects to complete its acquisition of Spectravision in the third quarter of this year. "While extremely beneficial to both Ascent's EBITDA growth rate and asset value, this acquisition will have a negative impact on COMSAT's reported earnings per share," said Silas. "This fact does not alter our belief that Ascent is on the right strategic course and is a valuable asset for COMSAT that, as we said in our 1995 Annual Report, can be monetized at the right time to support our international telecommunications services and ventures business."

     Earnings per share in the second half of 1996 will be below comparable earnings per share for the same period in 1995 before extraordinary items.

     Silas also commented on the Corporation's work with Merrill Lynch & Co. that was announced in February. "COMSAT retained Merrill Lynch to examine a number of options developed by management to enhance the ability of the Corporation's various businesses to finance their investment programs, while allowing COMSAT as a parent organization to improve earnings, reduce debt, increase liquidity and strengthen its balance sheet," said Silas.

     "Merrill Lynch's portion of the review has been completed. The Corporation is now actively considering the alternatives encompassed by the study and is prioritizing those options in light of strategic, operational and market conditions," Slias continued. "We will announce actions resulting from that assessment as and when decisions are made."

                                 -- more --

2ND QUARTER 1996 -- Page 3


     COMSAT's Board of Directors  declared a regular quarterly  dividend of
19.5 cents, payable September 9, 1996, to shareholders of record August 9, 1996. This is the 104th consecutive quarterly dividend declared by the corporation.

     A fuller description of COMSAT's financial performance during the second quarter and first half of 1996 is contained in the attached financial highlights.

     Many of the statements in this release are forward-looking and relate to anticipated future operating results. Statements which look forward in time are based on management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results.

     Readers should refer to the Corporation's disclosure documents filed with the Securities and Exchange Commission, including the Corporation's 1995 Form 10-K and the Form 10-Q for the first quarter, for a discussion of some of the important factors that might affect these trends.

     COMSAT Corporation is a global provider of communications services and products.

                                   # # #

CONTACT:
- -------
Janet Dewar                Vice President, Corporate Affairs     (301) 214-3442
Allen Flower               Chief Financial Officer               (301) 214-3660

                             COMSAT Corporation
                            Financial Highlights
                            Second Quarter 1996

SUMMARY
- -------

Consolidated revenues for the second quarter and the first six months of 1996 increased 10% and 14%, respectively, over the same periods of last year. Income declined $6.8 million for the second quarter and $12.0 million for the first half of 1996 compared to last year, excluding non-recurring items in 1995. Earnings per share declined $0.14 per share for the second quarter and $0.26 per share year-to-date compared to last year, excluding the non-recurring items. During the second quarter of 1995, the Corporation recorded non-recurring revenues associated with the NBA expansion ($8.8 million), a COMSAT RSI benefit plan curtailment gain ($2.7 million pre-tax) and a credit in COMSAT Mobile Communications (CMC) for Inmarsat-related costs which were over-accrued during 1994 ($3.3 million pre-tax).


TELECOMMUNICATIONS BUSINESSES
- -----------------------------

REVENUES for the second quarter of 1996 were $183.2 million, a 13% improvement over the same period of 1995. Year-to-date revenues were $359.3 million which were 12% over last year.

         WORLD SYSTEMS revenues for the second quarter and first half of 1996 improved 7% and 6%, respectively, over the same periods of last year mostly due to increases in VSAT leases, INTELSAT system revenues, IBS traffic and Wide-band Mobile.

         MOBILE COMMUNICATIONS revenues, as compared to last year, decreased 15% in the second quarter and 12% for the first six months of 1996 primarily as a result of the expiration of the AMSC service contract, lower revenues from IDB and a decline in telex traffic. While analog telephone traffic has remained flat year-to-year, lower prices because of continued competitive pressures have resulted in a decrease in revenues over last year. A slight increase in digital telephone revenues partially offset the declines in other areas. CMC is in the process of improving the operational performance of its digital services.

         INTERNATIONAL VENTURES revenues increased 50% over last year for both the second quarter and the first six months of 1996 due principally to growth in the ventures in Argentina and Brazil, offset slightly by decreases in the Russian venture, BelCom. In 1995, CIV experienced operational difficulties at BelCom and management changes were made during the first quarter of 1996. Additional time will be needed to see the impact of these changes in the financials. The following chart shows COMSAT's share of revenues and operating income for its international ventures.

                                   International Ventures Summary
                                      Six Months Ending June 30
                         ($ millions, unaudited proportional operating data)

                                                Revenues                            Operating Income (Loss)
                                                --------                            -----------------------
         Ventures                         1996               1995                        1996         1995
         --------                     ---------------------------                   -----------------------

         Americas(1)                  $   20.7          $    11.1                    $    1.3       $  0.4

         Europe(2)                         6.0                5.0                        (5.4)        (3.9)

         Asia/Pacific(3)                   3.8                5.0                        (0.5)         0.5
                                      --------          ---------                    ---------      -------
         Existing Venture Total           30.5               21.1                        (4.6)        (3.0)

         New Ventures(4)                   0.8                0.0                        (0.9)        (0.3)
                                      --------          ---------                    ---------      -------
         Total                            31.3               21.1                        (5.5)        (3.3)
                                      ========          =========                    =========      =======

         Note:    This information was developed by taking COMSAT's ownership percentage of each venture multiplied by total venture revenues and operating income/loss.

        (1)   Americas:  Argentina, Bolivia, Brazil, Colombia, Guatemala and Venezuela
        (2)   Europe:  BelCom, Viatel and Turkey (IBS)
        (3)   Asia/Pacific:  PhilCom
        (4)   Includes ventures less than 24 months old:  China, India and Turkey (VSAT)

     TECHNOLOGY SERVICES reported a 46% improvement in revenues in the second quarter and a 39% increase year-to-date over the same periods last year. Approximately half of the revenue growth was related to the consolidation of revenues from JEFA and Plexsys International. JEFA was purchased in September 1995 and Plexsys was consolidated starting in July 1995. Much of the balance of the improvement came from the Communications Satellite Communications Initiative
     (CSCI) contract with the U.S. Department of Defense, mobile satellite services programs and shipments of wireless antennas which were mostly for the U.S. PCS market.


COST OF SERVICES for the second quarter of 1996 were $104.5 million, 38% higher than the same period last year. Year-to-date costs were $203.1 million, a 27% increase over 1995. Excluding the non-recurring items recorded in the second quarter of 1995, cost of services increased approximately 28% and 23%, respectively, for the quarter and year-to-date. The higher costs are predominately attributable to the increased sales in the International Ventures and Technology Services businesses and the contingency reserve established in the regulated business. These increases were offset slightly by cost savings resulting from the restructuring actions taken in the third quarter of 1995.

DEPRECIATION AND AMORTIZATION increased 9% in the second quarter and 7% year-to-date due to increased depreciation associated with INTELSAT and Inmarsat satellites which were placed into service during the last twelve months and the continued expansion of ventures in Brazil, Argentina, Russia and Venezuela.

ASCENT ENTERTAINMENT GROUP (ASCENT)  Highlights from the
     Ascent operating results release as reported on Thursday July 18 included the following:

REVENUES for the second quarter were $49.1 million as compared to $49.3 million for the same period of last year. The second quarter of 1995 included non-recurring revenues of $8.8 million related to the NBA expansion and $6.8 million for the Satellite Cinema business which ceased operations at the end of 1995. For the first six months of 1996, revenues were $118.7 million as compared to $96.7 million for the first half of 1995, including $8.8 million of NBA expansion fees noted above and Satellite Cinema revenues of $13.7 million.

EBITDA for this year's second quarter was $9.0 million versus $18.6 million for 1995. For the first half of 1996 EBITDA was $20.8 million, a decline of $5.8 million from last year. The decreases in EBITDA for both periods is primarily attributable to the non-recurring 1995 NBA expansion fees and losses related to the Ascent sports franchises which were partially offset by the growth in the multimedia segment.

COMSAT CONSOLIDATED

GENERAL AND ADMINISTRATIVE expenses were 2.4% of revenues for the quarter as compared to 2.7% for the same period last year. For the year-to-date, general and administrative expenses were 2.6% of revenues which is unchanged from 1995.

RESEARCH AND DEVELOPMENT expenses were 2.5% of revenues for the second quarter and 2.3% for the year-to-date as compared to 2.9% and 2.5%, respectively, for the same periods of last year.

INTEREST AND OTHER INCOME (EXPENSE) for the second quarter and first six months of 1996 was $1.9 million and $5.3 million, respectively, worse than the same periods last year and was primarily due to dividend payments on the Monthly Income Preferred Securities issued during the third quarter of 1995 offset in part by the minority interest in the Ascent loss.

INTEREST EXPENSE, NET OF AMOUNTS CAPITALIZED for the quarter as well as year-to-date was relatively unchanged from 1995 as interest capitalized was lower due to completion of satellite projects, offset by a decrease in interest expense because of reduced short-term borrowings.

INCOME TAX EXPENSE for both the second quarter and year-to-date reflects a higher accrual rate compared to last year due to an increase in non-deductible expenses.

NET INCOME for the second quarter was $5.8 million which was $16.2 million below that of the same period last year. Year-to-date net income was $15.1 million which was $21.5 million lower than the first half of 1995. Income for the second quarter declined $6.8 million and income for the first six months of 1996 decreased $12.0 million, excluding the non-recurring items in last year's second quarter.

EARNINGS PER SHARE for the second quarter were $0.12 as compared to $0.26 last year excluding non-recurring items. Year-to-date earnings per share were $0.31 versus $0.57 last year excluding the non-recurring items.

WEIGHTED AVERAGE SHARES OUTSTANDING at the end of the second quarter were 49.3 million, approximately 1.5 million higher than the end of the second quarter of 1995.

CASH AND LIQUIDITY
- ------------------

CASH AND EQUIVALENTS decreased $97 million during the first six months of 1996. Cash was used primarily for capital expenditures and investments.

SHORT TERM BORROWINGS and current maturities of long-term debt increased $52 million during the first half of 1996 and was used by Ascent to fund installation of new hotel room entertainment systems at On Command Video, movie production costs at Beacon Communications and working capital needs.

LONG TERM DEBT has declined slightly during the six months of 1996.


                                           Telecom EBITDA Summary
                                           -----------------------
                                           ($ millions, unaudited)

                                                   1996                               1995
                                                   ----                               ----
                                          1st Qtr        2nd Qtr             1st Qtr        2nd Qtr
                                          ----------------------             ----------------------

            World Systems                   $47.2          $46.9               $49.5          $48.5

            Mobile                           23.3           22.2                22.0           27.7

            Ventures                         (0.9)          (1.5)               (1.8)          (2.7)

            Technology                        5.3            6.9                 4.3            8.2

            Other                            (8.1)          (5.6)               (5.8)          (7.0)
                                            ------         ------              ------         ------

            Telecom EBITDA                  $66.8          $68.9               $68.2          $74.7
                                            ======         ======              ======         ======

                                   Page 5 of 5

                                                     COMSAT CORPORATION
                                         CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
                                           (In millions, except per share amounts)



                                                                For the Quarters Ended           For the Six Months Ended
                                                             -----------------------------       --------------------------
                                                                June 30,          June 30,       June 30,          June 30,
                                                                    1996              1995           1996              1995
                                                             -----------       -----------       --------     -------------

Revenues                                                          $232.3            $210.8         $478.0            $418.7
                                                             -----------       -----------       --------     -------------

Operating expenses:
     Cost of services                                              143.0             105.2          298.0             226.4
     Depreciation and amortization                                  55.4              48.9          108.1              96.2
     Research and development                                        5.7               6.0           10.9              10.7
     General and administrative                                      5.5               5.8           12.6              10.7
                                                             -----------       -----------    -----------     -------------
     Total operating expenses                                      209.6             165.9          429.6             344.0
                                                             -----------       -----------    -----------     -------------

Operating income                                                    22.7              44.9           48.4              74.7

                                                                       -                 -              -                 -
Interest and other income (expense), net                           (1.1)               0.8          (2.5)               2.8
Interest expense, net of amounts
capitalized                                                       (10.2)            (10.4)         (19.3)             (19.3)
                                                             -----------       -----------    -----------     -------------

Income before taxes                                                 11.4              35.3           26.6              58.2

Income tax expense                                                 (5.6)            (13.3)         (11.5)             (21.6)
                                                             -----------       -----------    -----------     -------------

Net income                                                          $5.8             $22.0          $15.1             $36.6
                                                             ===========       ===========    ===========     =============
Earnings per share                                                 $0.12             $0.46          $0.31             $0.77
                                                             ===========       ===========    ===========     =============

Average shares                                                      49.3              47.9           48.9              47.8



                                                                              COMSAT CORPORATION
                                                               OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                                                                                 (In millions)



                                                             1995                                                1996
                                       ------------------------------------------------                ---------------------------

                                        QTR 1      QTR 2     QTR 3      QTR 4     TOTAL                QTR 1     QTR 2      TOTAL
                                       ------------------------------------------------                ---------------------------

Revenues

International Communications
World Systems                           $62.7      $63.0     $62.9      $66.1    $254.7                $65.6     $67.5     $133.1
Mobile Communications                    47.1       46.1      47.5       39.7     180.4                 42.6      39.3       81.9
International Ventures                    7.9        8.2       9.7       11.9      37.7                 11.9      12.4       24.3
                                       ------------------------------------------------                ---------------------------
Total International Communications      117.7      117.3     120.1      117.7     472.8                120.1     119.2      239.3
Technology Services                      46.8       48.1      50.9       60.1     205.9                 61.6      70.4      132.0

Entertainment                            47.4       49.3      37.6       57.2     191.5                 69.6      49.1      118.7

Eliminations and other                   (4.0)      (3.9)     (4.7)      (5.5)    (18.1)                (5.6)     (6.4)     (12.0)
                                       -------------------------------------------------              ----------------------------


Total revenues                         $207.9     $210.8    $203.9     $229.5    $852.1               $245.7    $232.3     $478.0
                                       =================================================              ============================



                                                             1995                                                1996
                                       -----------------------------------------------                ----------------------------

                                       QTR 1      QTR 2     QTR 3      QTR 4     TOTAL                QTR 1     QTR 2       TOTAL
                                       -----------------------------------------------                ----------------------------

Operating income (loss)

International Communications
World Systems                          $27.6      $26.7     $26.8      $27.5    $108.6                $25.4     $24.0       $49.4
Mobile Communications                   12.6       17.6      13.3       10.0      53.5                 13.7      11.2        24.9
International Ventures                  (3.4)      (4.6)     (7.0)      (5.7)    (20.7)                (3.9)     (4.6)       (8.5)
                                       ------------------------------------------------               ----------------------------
Total International Communications      36.8       39.7      33.1       31.8     141.4                 35.2      30.6        65.8

Technology Services                      2.6        6.5       0.6        4.3      14.0                  3.4       5.1         8.5

Entertainment                           (3.2)       6.3      (6.4)     (12.1)    (15.4)                (4.2)     (6.9)      (11.1)

Total segment operating income          36.2       52.5      27.3       24.0     140.0                 34.4      28.8        63.2

General and administrative expenses     (4.9)      (5.8)     (5.8)      (3.4)    (19.9)                (7.1)     (5.5)      (12.6)

Provision for restructuring                -          -     (20.1)         -     (20.1)                   -         -           -

Other                                   (1.5)      (1.8)     (0.8)      (0.3)     (4.4)                (1.6)     (0.6)       (2.2)
                                       ------------------------------------------------               ----------------------------


Total operating income                 $29.8      $44.9      $0.6      $20.3     $95.6                $25.7     $22.7       $48.4
                                       ================================================               ============================




                                     COMSAT CORPORATION
                            CONDENSED BALANCE SHEETS (UNAUDITED)
                                       (In millions)

                                            June 30,        December 31,
                                              1996              1995
                                           ----------       ------------

Current assets:

     Receivables                               $279.0             $234.5

     Other current assets                        93.0              191.3
                                           ----------       ------------

     Total current assets                       372.0              425.8
                                           ----------       ------------



Property in service, net                      1,249.2            1,165.8

Property under construction                     282.4              362.3

Other assets                                    456.0              360.4
                                           ----------       ------------

     Total assets                            $2,359.6           $2,314.3
                                           ==========       ============


Current liabilities:

     Current notes payable                      $64.0             $11.7

     Other current liabilities                  172.9             192.8
                                           ----------       -----------

     Total current liabilities                  236.9             204.5
                                           ----------       -----------


Long-term debt                                  657.6             664.6

Other noncurrent liabilities                    327.5             313.7

Minority interest                               288.2             292.1

Stockholders' equity                            849.4             839.4
                                           ----------       -----------

Total liabilities & stockholders' equity     $2,359.6          $2,314.3
                                           ==========       ===========